Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS PRELIMINARY FOURTH QUARTER 2011 ESBRIET®

(PIRFENIDONE) REVENUE AND OTHER RECENT BUSINESS HIGHLIGHTS

– Company to host conference call and webcast today at 8:30 a.m. EST –

BRISBANE, Calif., January 5, 2012 — InterMune, Inc. (NASDAQ: ITMN) today announced unaudited net sales of Esbriet® (pirfenidone) for the fourth quarter ended December 31, 2011, as well as information on the number of patients that initiated Esbriet therapy in Germany during 2011. InterMune also highlighted its recent business and clinical development activities, including new efficacy data from the RECAP extension study of pirfenidone in patients with idiopathic pulmonary fibrosis (IPF), and provided forward-looking operating expense guidance for 2012.

Esbriet Launch in Germany

InterMune estimates that approximately 612 patients have been prescribed Esbriet in Germany since the mid-September launch. Of these 612 patients, approximately 172 patients were enrolled in the Named Patient Program (NPP) in Germany and were transitioned to commercial supply during the recently completed quarter. The balance, or approximately 440 patients were prescribed Esbriet as new patients during the quarter.

A total of 410 patients were enrolled in the NPP outside of Germany as of December 31, 2011, bringing the total number of new patient starts on Esbriet therapy across Europe to approximately 1,022 during 2011.

InterMune today reported that unaudited net sales of Esbriet in Germany during the fourth quarter of 2011 totaled approximately $2.7 million. Unaudited net sales of Esbriet totaled approximately $2.8 million since its launch in mid-September 2011.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “We are extremely pleased that the German launch of Esbriet, the first commercial launch in Europe, continues to meet our high expectations both qualitatively and quantitatively. These early results affirm our view that Esbriet has the potential to become an important therapy in the treatment of patients with IPF. We are also very encouraged by the new Forced Vital Capacity (FVC) and survival data shared today from our RECAP study which illustrates once again, the favorable outcomes observed in IPF patients treated with Esbriet and reinforces our belief in the prospects for success of our ongoing Phase 3 study, ASCEND.”

Esbriet Launches in Top 5 EU Countries

Based on InterMune’s anticipated EU country reimbursement timelines, the company currently plans to launch Esbriet in France, Spain and Italy during the second quarter of 2012 and in the United Kingdom in October of 2012 (previously third quarter).

The company announced that on January 5 it submitted its comprehensive response to the IQWiG report in Germany and that it expects a decision by the German Federal Joint Committee (G-BA) by March 15, 2012 regarding the additional benefit that Esbriet provides. On today’s teleconference, Prof. Dr. Christian Dierks, partner in the law firm of Dierks and Bohle, regulatory and reimbursement consultant to InterMune and a specialist in German drug reimbursement law will join the call to answer questions related to the German pricing and reimbursement process.

Esbriet Launches in Mid-Sized EU Countries

In addition to launches in the Top 5 EU countries, the company expects to launch in Austria, Denmark, Ireland and Norway in the first half of 2012, and in Belgium, the Netherlands, Finland and Sweden in the second half of the year.

InterMune estimates that the number of IPF patients is approximately 6,000 in the Benelux Region; approximately 5,500 in the Nordic Region; approximately 1,800 in Austria and about 1,000 in Ireland.

InterMune today reported that Denmark is the fourth country in which the company has obtained a published price for Esbriet, in addition to Germany, Norway and Austria. The net ex-factory price of Esbriet in Denmark is more than 35,000€, or just over $47,000 per patient, per year.

InterMune currently is expanding its commercial infrastructure to support launches in the mid-sized EU countries. The company currently expects to have a total headcount in the range of approximately 160 to 190 in its EU infrastructure by the end of the third quarter of 2012, assuming that country launches occur as planned.

New Efficacy Data of Esbriet in IPF: RECAP

RECAP is an ongoing open-label extension study, looking at the long-term administration of Esbriet in patients who completed the Phase 3 CAPACITY program.

Long-term safety results from RECAP were presented at the Annual Congress of the European Respiratory Society (ERS) in September 2011. These results demonstrated that long-term treatment with Esbriet was safe and generally well-tolerated, with a long-term safety profile similar to that observed in CAPACITY.

New analyses of change in FVC and Survival in patients who received placebo in CAPACITY and were newly treated with Esbriet in RECAP have now been conducted. These new efficacy analyses show that the patients with mild-to-moderate IPF newly treated with Esbriet in RECAP for 60 weeks, have similar FVC and survival outcomes when compared to those treated with Esbriet in CAPACITY for the same duration.

The analyses specifically examined the proportion of patients at Week 60 who experienced an FVC decline of 10% or greater, an outcome that is highly clinically relevant and predictive of mortality. Patients treated with Esbriet in RECAP had outcomes that were similar to those treated with Esbriet in CAPACITY, and the proportion of patients experiencing FVC decrements of 10% or greater was approximately 40% lower than in the CAPACITY placebo group. Overall survival of patients treated with Esbriet in RECAP was similar to that in patients treated with Esbriet in CAPACITY, and both were directionally higher than in patients receiving placebo in CAPACITY.

With these new analyses, this is the third InterMune study to show similar changes in lung function following slightly more than one year of Esbriet therapy. A fourth study from Japan demonstrated that pirfenidone reduces decline in lung function at one year.

Additional details of the RECAP analyses will be presented on the conference call and webcast InterMune will host at 8:30 a.m. EST this morning.

Phase 3 ASCEND Study

InterMune today reported that patient enrollment in the Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories is expected to be fully enrolled in the second quarter of 2012.

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ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration with a primary endpoint of change in FVC between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function.

•	InterMune expects that results from the study will be available in mid-2013.

Guidance for 2011 Expenses

The company updated its financial guidance for operating expenses in 2011:

•	R&D expense: anticipated to be in a range of approximately $75 to $80 million, previously estimated during InterMune’s Third Quarter 2011 earnings call to be in the range of $85 to $95 million.

•	SG&A expense: anticipated to be in a range of approximately $85 to $90 million, previously projected during InterMune’s Third Quarter 2011 earnings call to be in the range of $75 to $85 million.

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Total Operating Expenses (R&D and SG&A): anticipated to be in a range of approximately $160 to $170 million, compared to the previously projected range announced during InterMune’s Third Quarter 2011 earnings call of $160 to $180 million.

Guidance for 2012 Expenses

The company provided its forward-looking financial guidance for operating expenses in 2012:

•	R&D expense: currently anticipated to be in a range of $95 to $115 million

•	SG&A expense: currently anticipated to be in a range of $120 to $145 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $215 to $260 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 8:30 a.m. EST to discuss the Esbriet launch in Germany, the plans to launch Esbriet in other countries in the EU, the RECAP data and its updated operating expense guidance for 2011 and forward-looking operating expense guidance for 2012. Interested investors and others may participate in the conference call by dialing 888-567-5125 (U.S.) or 706-643-9223 (international), conference ID# 40200495. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (international), and entering the conference ID# 40200495.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved worldwide for IPF, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to our expectations for Esbriet as an important therapy in the treatment of patients with IPF, our anticipated timing of commercial launches for Esbriet® (pirfenidone) in France, Italy, Spain, the United Kingdom and other EU countries, our expectations regarding headcount in our EU commercial organization, our expectation regarding the timing of full enrollment in the ASCEND study and the prospects of success thereof, and our projections for operating expenses in each of 2011 and 2012. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

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